Exhibit 10.1

[Execution Copy]

FIRST AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT

This agreement dated as of June 6, 2017 is made among:

TUCOWS.COM CO.

TING FIBER, INC.

TING INC.

TUCOWS (DELAWARE) INC. and

TUCOWS (EMERALD), LLC

(as Borrowers)

- and -

TUCOWS INC.

(as a Guarantor)

- and -

THE LENDERS PARTY TO THIS AGREEMENT

(as Lenders)

- and -

BANK OF MONTREAL

as Administrative Agent

WHEREAS the undersigned are parties to the first amended and restated credit agreement dated January 20, 2017 (the "Credit Agreement");

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

1.	Terms used herein as defined terms shall have the respective meanings ascribed thereto in the Credit Agreement, unless otherwise defined herein.

2.

The parties acknowledge that on the eNom Closing Date an Advance was made under Facility D in the principal amount of Eighty-Four Million Four Hundred Ninety-Eight Thousand Dollars ($84,498,000) and in accordance with Section 5.01 of the Credit Agreement the unadvanced portion of Facility D in the amount of Five Hundred Two Thousand Dollars ($502,000) was cancelled. The Borrowers hereby request that the Facility C Limit be increased by Five Hundred Two Thousand Dollars ($502,000) and the Lenders hereby agree to such request. The parties also acknowledge that the Facility C Limit has been reduced as a result of Repayments made under Facility C prior to the date of this agreement. As a result of the foregoing, the following defined terms in Section 1.01 of the Credit Agreement are hereby amended to read as follows:

“Facility C Limit” means, at any time, Thirty-Five Million Two Hundred Forty-Three Thousand Seven Hundred Twenty-Two Dollars and Forty-Seven Cents ($35,243,722.47) less the aggregate amount of Repayments made under Facility C prior to such time.

“Facility D Limit” means, at any time, Eighty-Four Million Four Hundred Ninety-Eight Thousand Dollars ($84,498,000) less the aggregate amount of Repayments made under Facility D prior to such time.

3.	Exhibit “A” to the Credit Agreement is hereby replaced with the Exhibit attached hereto entitled “Exhibit “A” – updated as at May *, 2017”.

4.	The following defined term is hereby added to Section 1.01 of the Credit Agreement:

“Adjusted EBITDA” means, in respect of any twelve (12) month fiscal period, EBITDA for such fiscal period plus an amount equal to the lesser of the following: (i) the portion (if any) of the T-Mobile Liability which was deducted in the determination of EBITDA for such fiscal period; and (ii) the T-Mobile Liability as at the end of such fiscal period.

5.	The defined term “Total Funded Debt to EBITDA Ratio” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following defined term:

“Total Funded Debt to Adjusted EBITDA Ratio” means, at any time, the ratio of (i) Total Funded Debt at such time to (ii) Adjusted EBITDA in the immediately preceding twelve (12) month period.

6.	Each reference to the defined term “Total Funded Debt to EBITDA Ratio” in the Credit Agreement is hereby amended to read “Total Funded Debt to Adjusted EBITDA Ratio”.

7.

In accordance with the defined term “Cash Available for Capital Expenditures and Share Repurchases” in Section 1.01 of the Credit Agreement, the Required Lenders in the exercise of their discretion hereby designate that for the purposes of determining the Fixed Charge Coverage Ratio at any time during the Fiscal Year ending December 31, 2017, Cash Available for Capital Expenditures and Share Repurchases shall be Nine Million One Hundred Thousand Dollars ($9,100,000) (being the amount of cash on hand above a minimum cash balance of at least $6,000,000 as at December 31, 2016) less the portion thereof previously used by the Companies in such Fiscal Year to finance Capital Expenditures and Share Repurchases.

8.	The parties hereby acknowledge and agree that eNom EBITDA in each fiscal period noted below shall be deemed to be as follows:

●	$3,691,228 for the fiscal quarter ended December 31, 2016; and

●	$820,273 for the 20-day period ended January 20, 2017.

9.

The Lenders hereby confirm their receipt of and satisfaction with (i) the audited financial statements of eNom in respect of its fiscal year ended December 31, 2016; and (ii) all other financial information required by the Lenders to evidence that the eNom EBITDA for such fiscal year is not less than Fifteen Million Dollars ($15,000,000); and accordingly Section 7.15 of the Credit Agreement is hereby deleted and of no further force or effect.

10.	Clauses (v) and (vi) of Section 9.01(k) of the Credit Agreement are hereby deleted and replaced with the following:

(v)     the eNom Companies may continue to maintain their bank accounts with Silicon Valley Bank existing as at the Amendment Closing Date during the period of two hundred forty (240) days immediately following the eNom Closing Date provided that the aggregate of all amounts held in such accounts shall not exceed One Million Dollars ($1,000,000) at any time during such period (and for greater certainty, the eNom Companies shall establish replacement bank accounts with an Affiliate of BMO within such period) and provided further that within sixty (60) days after the eNom Closing Date the eNom Companies and Silicon Valley Bank shall have entered into a deposit account control agreement in respect of such accounts in favour of the Agent in form and substance satisfactory to the Agent; and

(vi)     the eNom Companies may maintain bank accounts with Commonwealth Bank in Australia provided that the aggregate of all amounts held in such accounts shall not exceed Two Hundred Thousand Dollars ($200,000) at any time;

11.

The Credit Parties hereby represent and warrant to the Agent and the Lenders that all representations and warranties contained in Article VIII of the Credit Agreement are true, correct and complete in all material respects as at the date hereof, except that Schedule 8.01(b) attached thereto is hereby replaced with the updated Schedule 8.01(b) attached hereto.

12.

Each Credit Party hereby represents, warrants, acknowledges and agrees that all Security executed and delivered by it or by any of its Subsidiaries to the Agent prior to the date of this agreement continues in full force and effect and remains valid and enforceable in accordance with its terms.

13.

This agreement shall become effective on the date when all of the following conditions precedent have been satisfied, in each case to the satisfaction of the Agent and the Lenders in their sole discretion:

(a)

the Agent shall have received an officer's certificate and certified copies of resolutions of the board of directors of each Credit Party concerning the due authorization, execution and delivery of this agreement, and such related matters as the Agent and the Lenders may reasonably require;

(b)	the Agent shall have received a certificate of status, certificate of compliance or similar certificate for each Credit Party issued by its governing jurisdiction;

(c)	the Agent shall have received opinions from the solicitors for each Credit Party regarding its corporate status, the due authorization, execution, delivery and enforceability of this agreement by it, and such other matters as the Agent and the Lenders may reasonably require;

(d)	the Borrowers shall have paid the amendment fee referred to in paragraph 14 herein; and

(e)

the Agent and the Lenders shall have received such additional evidence, documents or undertakings as they may require to complete the transactions contemplated hereby in accordance with the terms and conditions contained herein.

14.

In consideration of the increase in Facility C and the other amendments contained herein, the Borrowers hereby agree to pay a fee to the Agent on behalf of the Lenders in the amount of Two Thousand Eight Hundred Eleven Dollars ($2,811); and the Borrowers hereby irrevocably authorize the Agent to debit any bank account maintained by any of them with the Agent in payment of such fee and remit to each Lender its Proportionate Share of such fee.

15.

All provisions of the Credit Agreement are hereby amended as the context may require in order to give effect to the intention of this agreement. On and after this date, each reference in the Credit Agreement to “this Agreement” and each reference to the Credit Agreement in any of the Loan Documents and any and all other agreements, documents and instruments delivered by any of the Lenders, the Agent, the Credit Parties or any other Person shall mean and be a reference to the Credit Agreement as amended hereby. Except as specifically amended by this agreement, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

16.

This agreement shall be interpreted in accordance with the laws of the Province of Ontario. Without prejudice to the right of the Agent and the Lenders to commence any proceedings with respect to this agreement in any other proper jurisdiction, the parties hereby attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

17.

This agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original and which counterparts together shall constitute one and the same agreement. This agreement may be executed by facsimile or pdf, and any signature contained hereon by facsimile or pdf shall be deemed to be equivalent to an original signature for all purposes.

18.

This agreement shall be binding upon and shall enure to the benefit of the parties and their respective successors and permitted assigns; "successors" includes any corporation resulting from the amalgamation of any party with any other corporation.

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IN WITNESS WHEREOF the parties hereto have executed this agreement.

TUCOWS INC. By: /s/ Davinder Singh name: Davinder Singh title: CFO	TING FIBER, INC. By: /s/ Davinder Singh name: Davinder Singh title: CFO
TUCOWS.COM CO. By: /s/ Davinder Singh name: Davinder Singh title: CFO	TING INC. By: /s/ Davinder Singh name: Davinder Singh title: CFO
TUCOWS (DELAWARE) INC. By: /s/ Davinder Singh name: Davinder Singh title: CFO	TUCOWS (EMERALD), LLC by its sole member, TING FIBER, INC. By: /s/ Davinder Singh name: Davinder Singh title: CFO

[signatures continued on next page]

BANK OF MONTREAL, as Administrative Agent By: /s/ Francois Wentzel name: Francois Wentzel title: Managing Director By: /s/ Cameron Landry name: Cameron Landry title: Managing Director	BANK OF MONTREAL, as a Lender By: /s/ Grace Lam name: Grace Lam title: Director By: /s/ Aditya Sapru name: Aditya Sapru title: Managing Director
BANK OF MONTREAL, Chicago Branch, as a Lender By: /s/ Randon Gardley name: Randon Gardley title: Vice President	ROYAL BANK OF CANADA, as a Lender By: /s/ Kerry O’Neill name: Kerry O’Neill title: Authorized Signatory By: /s/ Brad W. Clarkson name: Brad W. Clarkson title: Authorized Signatory
THE BANK OF NOVA SCOTIA, as a Lender By: /s/ Angela Bai name: Angela Bai title: Director By: /s/ Suneel Puri name: Suneel Puri title: Associate Director